As filed with the Securities and Exchange Commission on June 8, 2007

Registration No. 33-84982

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

CENTRO NP LLC
(Exact name of Registrant as specified in its charter)

Maryland	64-0955724
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

420 Lexington Avenue
New York, New York  10170
(212) 869-3000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Steven F. Siegel, Esq.
Executive Vice President, General Counsel and Secretary
Centro NP LLC
420 Lexington Avenue
New York, New York 10170 (212) 869-3000
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
David C. Eisman
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California  90071
(213) 687-5000

Approximate date of commencement of proposed sale to the public:
This Post-Effective Amendment deregisters those securities that remain unsold hereunder as of the date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

DEREGISTRATION OF SECURITIES

The purpose of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 33-84982) originally filed by New Plan Excel Realty Trust, Inc., a Maryland corporation (“New Plan”), on October 7, 1994 (as heretofore amended, the “Registration Statement”), is to deregister:

•                                          any and all of the 700,000 shares of common stock, par value $.01 per share, of New Plan (the “common stock”) that remain unsold under the Registration Statement as of the date hereof.

On February 27, 2007, New Plan and Excel Realty Partners, L.P., a Delaware limited partnership, entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Centro NP LLC (formerly Super IntermediateCo LLC), a Maryland limited liability company (the “Company”), Super MergerSub Inc., a Maryland corporation (“MergerSub”), and Super DownREIT MergerSub LLC, a Delaware limited liability company.  Pursuant to the Merger Agreement, on April 20, 2007, MergerSub merged with and into New Plan, with New Plan as the surviving corporation (the “Merger”).  Immediately following the Merger, on April 20, 2007, New Plan was liquidated, and all of its assets were transferred to, and all of its liabilities were assumed by, the Company (the “Liquidation”).  On May 3, 2007, Super IntermediateCo LLC changed its name to Centro NP LLC.  As a result of the Merger and Liquidation, all of New Plan’s common stock is owned by the Company and is no longer publicly traded.

Accordingly, the Company wishes to terminate the offering of common stock registered pursuant to the Registration Statement.  This Post-Effective Amendment No. 1 is being filed in accordance with the undertaking set forth in Part II, Item 9(a)(3) of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 8, 2007.

Centro NP LLC

By:	/s/ Glenn Rufrano
Name:	Glenn Rufrano
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Glenn Rufrano	President and Chief Executive Officer	June 8, 2007
Glenn Rufrano	(Principal Executive Officer)

/s/ John Braddon	Executive Vice President and	June 8, 2007
John Braddon	Chief Financial Officer
(Principal Financial Officer)

/s/ Steven Splain	Senior Vice President and	June 8, 2007
Steven Splain	Chief Accounting Officer
(Principal Accounting Officer)

/s/ Steven Siegel	Executive Vice President and Secretary	June 8, 2007
Steven Siegel

/s/ Michael Carroll	Executive Vice President	June 8, 2007
Michael Carroll

/s/ Leonard Brumberg	Executive Vice President	June 8, 2007
Leonard Brumberg

/s/ John Van de Waterbeemd	Executive Vice President	June 8, 2007
John Van de Waterbeemd